As filed with the Securities and Exchange Commission on November 10, 2004.

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MISSION RESOURCES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0437769 (I.R.S. Employer Identification No.)

1331 Lamar Street, Suite 1455
Houston, Texas 77010-3039
(Address and Zip Code of Principal Executive Offices)

NONSTATUTORY STOCK OPTION GRANT AGREEMENT
(Full Title of the Plan)

Name, Address and Telephone Number of Agent for Service:
Ann Kaesermann	Copy of Communications to:
Vice President - Accounting and Investor Relations, CAO Mission Resources Corporation 1331 Lamar Street, Suite 1455 Houston, Texas 77010-3039 (713) 495-3000	Robert G. Reedy Porter & Hedges, L.L.P. 700 Louisiana Street, 35th Floor Houston, Texas 77002-2764 (713) 226-0600

CALCULATION OF REGISTRATION FEE

			Proposed
	Amount to	Proposed Maximum Offering	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered (1)	be Registered (1)(2)	Price per Share (3)	Offering Price (3)	Registration Fee
Common Stock, par value $.01 per share	300,000 (4)	$6.255	$1,876,500	$238

(1)	Securities to be registered consist of 300,000 shares of common stock of Mission Resources Corporation (the “Company”), issuable upon the exercise of a nonstatutory stock option issued to the Company’s Senior Vice President – General Counsel, Thomas C. Langford, pursuant to a Nonstatutory Stock Option Grant Agreement dated as of November 1, 2004 (the “Agreement”), between the Company and Mr. Langford. The Agreement qualifies as an employee benefit plan as defined under Rule 405 of Regulation C.

(2)	Pursuant to Rule 416(a), also registered hereunder are an indeterminate number of shares of the Company’s common stock issuable as a result of the anti-dilution provisions of the Agreement.

(3)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on The Nasdaq Stock Market on November 8, 2004, $6.255. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of shares of the Company’s common stock issuable under the Agreement.

(4)	Includes one preferred stock purchase right (the “Rights”) for each share of common stock. Pursuant to Rule 457(g), no separate fee is required for the Rights.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

     Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (“Securities Act”), is omitted from this registration statement (“Registration Statement”) in accordance with the Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Mission Resources Corporation, a Delaware corporation (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-09498).

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 (File No. 000-09498).

•	Our current reports on Form 8-K filed on January 15, 2004, February 3, 2004, February 11, 2004, February 26, 2004 (two reports of the same date), March 16, 2004 (two reports of the same date), March 30, 2004, April 1, 2004, April 8, 2004, as amended by the Form 8-K/ A filed on April 15, 2004, April 15, 2004, May 4, 2004, May 6, 2004, May 19, 2004, June 7, 2004, June 10, 2004, June 30, 2004, July 20, 2004, July 28, 2004, July 30, 2004, August 5, 2004, September 9, 2004, September 24, 2004, September 27, 2004 (two reports of the same date), October 12, 2004, November 2, 2004 and November 9, 2004 (File No. 000-09498) (excluding any information furnished pursuant to Item 9 or Item 12 (prior to August 23, 2004) or Item 2.02 or Item 7.01 on or after August 23, 2004) of any such current report on Form 8-K).

•	The description of our common stock contained in the current report on Form 8-K filed on June 7, 2004 (File No. 000-09498).

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware (the “DGCL”), permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     As permitted by the DGCL, our bylaws provide that we will indemnify our directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, our certificate of incorporation, indemnifies our directors, officers, employees, and agents to the maximum extent permitted by the DGCL. We have also entered into indemnification agreements with our officers and directors providing for indemnification to the maximum extent permitted under the DGCL. We have director and officer liability insurance policies that provide coverage of up to $15.0 million.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

Exhibit
No.	Description
4.1	Nonstatutory Stock Option Grant Agreement dated as of November 1, 2004, between the Company and Thomas C. Langford (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on November 2, 2004).

*5.1	Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.

*23.1	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

*23.2	Consent of KPMG LLP.

*23.3	Consent of Netherland Sewell & Associates, Inc.

*23.4	Consent of Ryder Scott Company, L.P.

*23.5	Consent of T.J. Smith & Company, Inc.

*24.1	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.

ITEM 9. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 10th day of November, 2004.

MISSION RESOURCES CORPORATION
By:	/s/ Robert L. Cavnar
Robert L. Cavnar,
Chairman of the Board, Chief Executive Officer, President

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Cavnar, Richard W. Piacenti and Ann Kaesermann, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert L. Cavnar	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	November 10, 2004
Robert L. Cavnar

/s/ Richard W. Piacenti Richard W. Piacenti	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2004

/s/ Ann Kaesermann Ann Kaesermann	Vice President - Accounting and Investor Relations, and Chief Accounting Officer (Principal Accounting Officer)	November 10, 2004

/s/ David A.B. Brown David A.B. Brown	Director	November 10, 2004

/s/ Joseph N. Jaggers Joseph N. Jaggers	Director	November 10, 2004

/s/ Robert R. Rooney Robert R. Rooney	Director	November 10, 2004

/s/ Herbert C. Williamson, III Herbert C. Williamson, III	Director	November 10, 2004

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Nonstatutory Stock Option Grant Agreement dated as of November 1, 2004, between the Company and Thomas C. Langford (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on November 2, 2004).

*5.1	Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.

*23.1	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

*23.2	Consent of KPMG LLP.

*23.3	Consent of Netherland Sewell & Associates, Inc.

*23.4	Consent of Ryder Scott Company, L.P.

*23.5	Consent of T.J. Smith & Company, Inc.

*24.1	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.